HILLMAN COMPLETES ACQUISITION OF BIG TIME PRODUCTS

Cincinnati, OH, October 2, 2018 - The Hillman Group, Inc. (“Hillman”), a leading North American provider of complete hardware solutions delivered with the industry's best customer service and sales support, today announced that it has successfully completed its previously announced acquisition of Big Time Products ("Big Time"), a leading provider of personal protection and work gear products.

With the addition of Big Time, Hillman’s product portfolio now spans the hardware, automotive, garden, and cleaning categories and includes Big Time’s industry-leading brands such as Firm Grip, AWP, McGuire-Nicholas, Grease Monkey, and Gorilla Grip, which are sold throughout retailers in North America.

“We are thrilled that Hillman will now provide the most comprehensive selection of personal protection and work gear products, in addition to our vast selection of innovative hardware products and merchandising solutions,” said Greg Gluchowski, President and CEO of Hillman. “We are proud to offer DIY and pro customers a variety of strong brands they know and trust.”

About The Hillman Group
Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading North American provider of complete hardware solutions, delivered with industry best customer service to over 26,000 customers. Hillman designs innovative product and merchandising solutions for complex categories that deliver an outstanding customer experience to home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and OEM & Industrial customers. Leveraging a world-class distribution and sales network, Hillman delivers a “small business” experience with “big business” efficiency.

For more information, please visit our website at hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 68284.

About Big Time
Big Time was founded by two retail experts who wanted to build a better work glove. Just a few short years later, Big Time has evolved from a work glove company to become an industry leader in personal protection products and work gear. Today, Big Time has a broad portfolio ranging from knee pads, tool belts, jobsite storage, and work gloves that deliver innovative solutions to both the Home and Hardware industry. Big Time products are available in most major retail stores in North America under the Firm Grip, AWP, McGuire-Nicholas, Grease-Monkey, and Gorilla Grip brands.

For more information, please visit Big Time's website at https://www.bigtimeproducts.net/

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